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                                                [C0MPLETE WELLNESS CENTERS LOGO]


FOR IMMEDIATE RELEASE
---------------------

CONTACT:                                        NASDAQ SMC: CMWL, CMWLW
C. Thomas McMillen, Chairman and CEO    -or-    INVESTOR RELATIONS COUNSEL:
Complete Wellness Centers, Inc.                 The Equity Group Inc.
(202) 543-6800                                  Linda Latman (212) 836-9609
-or-
Jason Patchen, President and CEO
Christian Miller, Vice President
CWIPA of Florida, Inc.
(813) 536-9956

        COMPLETE WELLNESS CENTERS INC. ANNOUNCES NEW PROVIDER AGREEMENT
                          WITH MANAGED CARE SUBSIDIARY

     - COMPLETE WELLNESS INDEPENDENT PHYSICIAN ASSOCIATION OF FLORIDA, INC. (CWIPA), HAS ENTERED INTO A PROVIDER AGREEMENT WITH ONE HEALTH PLAN OF FLORIDA, INC.


WASHINGTON, D.C. - February 3, 1998 -- Complete Wellness Centers, Inc., a multi-disciplinary health services company, announced today that its subsidiary, Complete Wellness Independent Physician Association of Florida, Inc. (CWIPA), has entered into a Provider Agreement with One Health Plan of Florida, Inc. Under this agreement, CWIPA will offer its network of primary care and specialist physicians to One Health Plan's Commercial HMO enrollees in the Tampa Bay area, and a similar Preferred Provider Organization (PPO)/Point of Service
(POS) arrangement for their 75,000 Florida members. CWIPA has also entered into a letter of intent with One Health Plan to provide enrollee access to their complementary and alternative medicine (CAM) network of acupuncturists, chiropractors, massage therapists, nutritionists, and yoga/t'ai chi instructors. CWIPA of Florida is an integrated delivery system with over 1,000 providers that has developed a provider network consisting of both traditional and alternative healthcare practitioners throughout the State of Florida.

One Health Plan is a wholly owned subsidiary of Great-West Life and Annuity Insurance Company of Denver Colorado. One Health Plan provides healthcare contracting and medical management services for Great-West's 1.7 million members nationwide. One Health Plan is licensed as a Health Maintenance Organization
(HMO) in California, Colorado, Georgia, Illinois, Texas, Tennessee, Massachusetts, Washington State, and Ohio. Additional Great-West HMOs are in pending license approval in Indiana, New Jersey, Oregon, and North Carolina. One Health Plan of Florida currently services approximately 75,000 POS and PPO enrollees in Florida, some of which are expected to transfer over to their Commercial HMO product line. One third of these enrollees are located in the Tampa Bay area.

                                     (more)

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 725 Independence Ave., S.E. - Washington, D.C. 20003 - Telephone: 202-543-6800
                             - Fax: 202-543-5360
                           www.completewellness.com


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Complete Wellness Centers, Inc.  News Release                             Page 2
February 3, 1998


"We are pleased to enter this partnership with One Health Plan which is part of a well established organization, partnering with provider systems that have the ability to increase enrollee healthcare access and establish wellness-oriented programs," said CWIPA President and CEO Jason Patchen. "Our relationship with One Health Plan should grow as we continue to develop new networks and programs, and as their enrollment grows. We are particularly excited for the opportunity to develop a CAM benefit with One Health Plan. This expanded healthcare initiative is in response to recent surveys conducted on HMO enrollees, having shown an increase in requests for access to CAM therapies from HMO-affiliated practitioners, along with newly published findings by the National Institutes of Health."

C. Thomas McMillen, Chairman and CEO of Complete Wellness Centers, Inc., "CWIPA's partnership with One Health Plan creates an opportunity to deliver quality wellness products and expanded provider access to its enrollees. We look forward to a long and successful relationship with One Health."

Complete Wellness Centers, a multi-disciplinary health services company, develops traditional and alternative provider networks, integrated medical centers, and related products focused on patient wellness. Its stock and warrants trade on the NASDAQ Small Cap market under the symbols, CMWL and CMWLW, respectively.

This release contains forward-looking statements regarding the plans or objectives of the Company for future operations, including the development of the multi-disciplinary medical centers. The forward-looking statements included herein are based on current expectations that involve some uncertainties. Actual results may differ materially from those projected in such forward-looking statements.


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